840 Putnam Utilities Growth and Income Fund attachment
10/31/04 Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	Putnam Management has agreed to assume certain expenses
incurred by the fund in connection with allegations of improper short term trading activity. During the funds year ended October 31, 2004, legal, shareholder servicing and communication, audit, and Trustee fees incurred by the fund and assumed by Putnam Management were $33,299.


72DD1 (000s omitted)

Class A		8,330
Class B		1,116
Class C		48

72DD2 (000s omitted)

Class M		51
Class R		0

73A1 (000s omitted)

Class A		0.170
Class B		0.101
Class C		0.106

72A2 (000s omitted)

Class M		0.125
Class R		0.161

74U1 (000s omitted)

Class A		46,410
Class B		9,676
Class C		384

74U2 (000s omitted)

Class M		378
Class R		10

74V1

Class A		9.58
Class B		9.53
Class C		9.53


74V2

Class M		9.57
Class R		9.92